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                                                                  EXHIBIT 10.31

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT is made and effective as of May 9, 1995 by and between BEEBA'S CREATIONS, INC., a California corporation ("Company"), with its principal executive offices in San Diego, California, and Arjun C. Waney ("Executive"), an individual residing in the State of California, with reference to the following:

         WHEREAS, Executive is currently employed by the Company in the capacity as its Chairman, and Executive's background, expertise and efforts have contributed to the success and financial strength of the Company; and

         WHEREAS, the relative rights and obligations of employers and employees in California may be, in the absence of agreement or policy, subject to the uncertainties of future changes in California law and judicial decisions; and

         WHEREAS, the Company and Executive desire to define their respective rights and obligations as provided herein; and

         WHEREAS, the Company wishes to assure itself of the continued opportunity to benefit from Executive's services for the period provided in this Agreement, and Executive is willing to serve in the employ of the Company on a full-time basis solely in accordance with the terms hereof for said period; and

         WHEREAS, the Board has determined that the best interests of the Company would be served by Executive's continued employment under the terms of this Agreement by the Company and its Affiliates in Executive's current capacity or such capacities as

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the Board may delegate to him or her from time to time during the term of this
Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree as follows:

         1.      Definitions.

                 (a) "Affiliate" shall mean any Person that controls or is controlled by or under common control with the Company, whether now or hereafter formed, including but not limited to Body Drama, Inc., a California corporation.

                 (b) "Agreement" means this Employment Agreement and any amendments hereto complying with Section 15(f) hereof.

                 (c)      "Base Amount" shall have the meaning set forth in
Section 280G of the Code.

                 (d) "Board" means the Board of Directors of the Company unless the context otherwise requires.

                 (e) "Cause" means (1) Executive's personal dishonesty, gross incompetence (which is intended to be far beyond failure to meet performance goals), willful misconduct, conflict of interest or breach of fiduciary duty involving intent for or obtainment of personal or family profit, willful violation of any law, rule, or regulation to the extent detrimental to the Company's business or reputation or the Executive's ability to perform this Agreement, causing the issuance of a final cease-and- desist order, or a material breach of any provision of this Agreement; or (2) the willful and continued failure by Executive to substantially perform Executive's duties with the Company or its Affiliates





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(other than any failure resulting from Disability) after a written demand for substantial performance is given to Executive by the Board which demand specifically identifies the manner in which the Board believes that Executive has not substantially performed his or her duties.

                 (f) "Code" shall mean the Internal Revenue Code of 1986, as amended.

                 (g) "Compensation Committee" is the committee of the Board appointed as such under Corporations Code Section 311 to act on behalf of the full Board in matters of executive compensation and benefits.

                 (h) "Disability" means physical or mental illness resulting in Executive's absence on a full-time basis from Executive's duties with the Company or its Affiliates for one hundred eighty (180) consecutive calendar days, subject to the procedure referenced in Section 9(a).

                 (i) "Expiration" means the termination of this Agreement (including Executive's employment hereunder) and of any further obligations of the parties (except as specified in this Agreement) upon completion of the Term.

                 (j)       "Fiscal Year" means the year ending August 31.

                 (k)      (Definition not used).

                 (l) "Parachute Payment" shall have the meaning set forth in Section 280G of the Code and the regulations promulgated thereunder.





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                 (m)      "Person" means an individual, a group acting in
concert, a corporation, a partnership, an association, a joint stock company, a trust, any unincorporated organization or a government or political subdivision thereof.

                 (n) "Retirement" or "Retire" means the Termination by Executive of his employment with the Company and its Affiliates based upon retirement in accordance with the Retirement Plan.

                 (o) "Retirement Plan" means any retirement plans of Company applicable to Executive in effect on the date of Executive's Termination or resignation.

                 (p) "Term" means the initial term of this Agreement and any extensions hereof, as provided in Section 4.

                 (q) "Termination" and "Terminate(d)" means the termination of Executive's employment hereunder for any of the following reasons unless the context indicates otherwise: (i) Retirement, (ii) Death of Executive, (iii) Disability, (iv) Expiration, (v) resignation by Executive,
(vi) liquidation of the Company, (vii) Termination Without Cause, and (viii) Termination for Cause.

                 (r) "Termination Without Cause" and "Terminate(d) Without Cause" means the cessation of Executive's employment hereunder for any reason except (i) a voluntary resignation by Executive, (ii) Termination for Cause,
(iii) Retirement, (iv) Disability, (v) liquidation of the Company, (vi) Death, or (vii) Expiration.





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                 (s)      "Unexpired Term" has the meaning specified in Section
10(e)(1).

         2.      Employment.

                 The Company agrees to continue Executive in its employ, and Executive agrees to remain in the employ of the Company, for the period stated in Section 4 hereof and upon the terms and conditions herein provided.

         3.      Position and Responsibilities.

                 The Company shall employ Executive in his or her current capacity with the Company, and Executive shall serve the Company as such for the Term and on the conditions hereinafter set forth. Executive agrees to perform such services not materially inconsistent with Executive's position as shall from time to time be assigned to Executive by the Board or its designee.

         4.      Term of Employment.

                 Subject to the provisions and conditions of this Agreement, the period of Executive's employment under this Agreement shall be deemed to have commenced as of May 9, 1995, and shall continue for a term ending on August 31, 1998. In the event the Company retains Executive as an employee following the expiration of the Term, such employment, absent a written agreement to the contrary, will be on an at-will basis with such compensation to which the parties may then agree, subject to termination at any time with or without cause, and without liability. If the Company does not retain Executive as an





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employee after Expiration of the Term, Executive's employment shall cease without further liability to Executive unless otherwise provided in this Agreement. Executive's employment shall also terminate, and the Term of this Agreement will expire, upon Executive's resignation, Retirement, Death or Disability as described in Section 9(a), upon Executive's Termination for Cause as described in Section 9(b) or upon the liquidation of the Company.

         5.      Duties.

                 (a) The Company and Executive hereby agree that, subject to the provisions of this Agreement, the Company shall employ Executive, and Executive shall serve the Company as an executive for the Term of this Agreement. The specific executive position(s) in which Executive will serve will be designated from time to time by the Board or its Compensation Committee, with his or her initial position(s) to be as set forth in this Agreement.

                 (b) In the event that Executive is assigned to a position involving different responsibilities and duties of office than those he or she is currently exercising or is provided with a different title than that stipulated in this Agreement, then such changed position and title shall at a minimum be equivalent to Executive's then current position and title including but not limited to his or her reporting relationship within the Company.

                 (c) During the Term hereof, Executive shall devote substantially all of his or her business time, attention, skill





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and efforts to the faithful performance of the business of the Company to the fullest extent necessary to properly discharge his or her duties and responsibilities hereunder, whether such business is operated directly by the Company or through one or more of its Affiliates. Executive's position and duties with Affiliates, if any, shall be as identified from time to time by the Board of Directors of such Affiliate(s). Further, with the approval of the Board, from time to time, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or charitable, political or civic organizations, which, in the Board's judgment, will not present any material conflict of interest with the Company or its Affiliates, and will not unfavorably affect the performance of Executive's duties pursuant to this Agreement.

         6.      Working Facilities.

                 Executive shall be furnished with a private office, secretarial and other necessary clerical assistance, and such other facilities, amenities and services as are presently or may hereafter be furnished to similarly situated executives of the Company, and as are appropriate for Executive's position and adequate for the performance of his or her duties hereunder.

         7.      Place of Performance.

                 The Company shall provide and the Executive shall maintain an office located at the Company's current principal executive offices, within 30 miles of the Company's principal





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executive offices or such other location as the Company and the Executive shall mutually agree upon.

         8.      Salary, Bonus, Expenses and Benefits.

                 (a) Salary. The Company shall pay Executive a base annual salary of $250,000 or such higher amount as the Board may set in its sole discretion, payable in at least monthly installments. Any increase in annual salary shall not serve to limit or reduce any other obligations to Executive under this Agreement.

                 (b) Bonus. In addition to said salary, Executive shall receive an annual bonus ("Bonus") for each fiscal year as follows:

                          (1) For fiscal year 1995, any bonus shall be paid in the discretion of the Board; and

                          (2) Beginning for the year ending August 31, 1996, an amount not less than 9.09% of the excess of (i) the pretax book income of the Company (exclusive of the Bonus) over (ii) (a) $1,500,000 for fiscal year ending August 31, 1996 and (b) $1,800,000 for fiscal years ended August 31, 1997 and 1998.





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         Executive must be employed for the entire fiscal year in order to receive such Bonus except that a pro rata portion of the Bonus shall be paid to Executive based on the period Executive worked during the fiscal year in the event Executive is Terminated Without Cause. The Board may elect in its sole discretion to pay an additional Bonus for any year. The Bonus shall be paid within 15 days of the Company's independent accountants' audit opinion date on the Company's annual fiscal year-end financial statement. Executive shall also receive such additional compensation and rights as the Board may, from time to time, expressly grant to him or her in its sole discretion.

                 (c) Reimbursement of Expenses. The Company shall pay or reimburse Executive, on a monthly basis, for reasonable travel, entertainment, promotional and other expenses incurred by Executive in the performance of his or her obligations under this Agreement, pursuant to Company expense reimbursement policies in effect for all executive employees from time to time. The Company also will reimburse Executive for initiation fees and dues associated with membership in such professional, social, civic and service clubs of which Executive is now a member, and which have been or are hereafter approved for reimbursement on a case by case basis by the Board of Directors.





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                 (d)      Vacation Leave.  Executive shall be entitled to
vacation time each year during the Term hereof in accordance with normal Company policy for executives of comparable tenure and position.

                 (e) Holidays, Leave Days. Etc. Executive shall be entitled to such holidays, sick leave, leaves of absence and other absences in accordance with normal Company policy for executives of comparable tenure and position.

                 (f) Participation in Welfare and Benefit Plans. During the Term hereof, in addition to the foregoing, Executive shall be entitled to participate in (personally and/or for the benefit of his or her family or other beneficiaries) any Company welfare, insurance and benefit plans that are available to other executives of the Company of comparable tenure and position, in accordance with the terms of such plans.

                 (g) Pension and Profit-Sharing Plans. In accordance with the general terms and provisions of such plans, Executive shall be entitled to all benefits payable under the Company's qualified profit-sharing plan, or other present or future retirement plans or programs, which are available to other executives of the Company of comparable tenure and position.

         9.      Termination.

                 Executive's employment during the Term may be ended by the Board or its designee, or by Executive, as herein provided, without further obligation or liability except as expressly provided herein:





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                 (a)      Resignation, Retirement, Death or Disability.
Executive's employment hereunder shall cease at any time by Executive's voluntary resignation or by Executive's Retirement, Death or Disability. Disability shall be deemed to have occurred only after the following procedure has been satisfied: If within thirty (30) days after written notice of proposed Termination for Disability is given to Executive by the Company, Executive has not returned to the full-time performance of his or her duties, the Company may end Executive's employment by giving written notice of Termination for Disability. Such notice may be given by the Company following Executive's absence from Executive's duties by reason of physical or mental disability for one hundred fifty (150) consecutive calendar days.

                 (b) Termination for Cause. Executive's employment hereunder shall cease upon a good faith finding of Cause by the Board; provided, however, that Executive shall be given written notice of the Board's finding of conduct by Executive amounting to Cause for such Termination. Said notice shall be accompanied by a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board at a duly-noticed meeting of the Board, finding that in the good faith opinion of the Board, Executive was guilty of conduct amounting to Cause and specifying the particulars thereof.

                 (c) Termination Without Cause. Executive's employment may be Terminated Without Cause upon five (5) days' notice for





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any reason, subject to the payment of all amounts required by Section 10(e)
hereof.

                 (d) Expiration. Executive's employment shall cease, or shall continue on an at-will basis as provided in Section 4, upon the expiration of the Term of this Agreement as provided in Section 4.

         10.     Payments to Executive Upon Termination.

                 (a) Disability or Retirement. In the event of Termination of this Agreement due to Executive's Retirement, Death or Disability, Executive or Executive's spouse and/or estate shall be entitled to all benefits generally available to Company employees, or their spouses and/or estates, as of the date of such, Disability or Retirement, without reduction, including but not limited to payments under the plans identified in Sections 8(f) and (g).

                 (b) Death. In the event of Termination of this Agreement due to Executive's Death, Executive or Executive's spouse and/or estate shall be entitled to all benefits generally available to Company executives, or their spouses and/or estates, as of the date of such Death without reduction, including but not limited to payments under the plans identified in Sections 8(f) and (g).

                 (c) Resignation or Expiration. In the event of Executive's voluntary resignation, or upon Expiration, neither the Company nor any Affiliate shall have any further obligation





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to Executive under this Agreement or otherwise, except as may be expressly required by law.

                 (d) Termination for Cause. In the event Executive is Terminated by the Company for Cause, neither the Company nor any Affiliate shall have any further obligation to Executive under this Agreement or otherwise, except as may be expressly required by law.

                 (e) Termination Without Cause. Upon the occurrence of a Termination Without Cause the Company shall, as damages for breach of contract:

                          (1)     Pay to Executive within 15 days of said
termination, a lump sum payment equal to the amount that the Executive would have received (without reduction for the time value of money) if this Agreement would have remained in effect, without renewal, but for such Termination Without Cause ("Unexpired Term"); and

                          (2)     Pay to Executive a pro rata portion of the
Bonus under the terms set forth under Section 8(b).

                          (3)     Continue to provide to Executive during the
Unexpired Term hereof, at the Company's expense, those benefits afforded to Executive under Section 8(f) as if Executive continued to remain in the employ of the Company or, if that is infeasible, shall compensate Executive for the value thereof.

                          (4)     Within ninety (90) days of the end of each
plan year during the Unexpired Term hereof, pay to Executive sums equivalent to those which Executive would have received under





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Section 8(g) but for such Termination Without Cause.  The objective of this provision is to place Executive, so far as is financially reasonable, in the same position as if he or she had been employed throughout the Unexpired Term of this Agreement and any such retirement plans continued to provide the same benefits after the Executive's Termination Without Cause as before such Termination Without Cause.

                          (5)     The receipt of the amounts and benefits
provided by this Section 10(e) shall constitute the sole remedy of Executive as against the Company, its Affiliates and their respective past, present and future officers, directors, shareholders, employees and agents, in the event of a Termination Without Cause, or other material breach by the Company of the terms of this Agreement unless specified to the contrary herein,

                 (f) Liquidation of Company. In the event the Company plans to liquidate, prior to the liquidation of the Company the Company shall pay to Executive a lump sum payment equal to the remaining amount that would have been due Executive pursuant to Section 8(a) for the remainder of the Term of this Agreement; provided, however, that if the liquidation occurs after August 31, 1996, Executive shall also receive an additional one year's salary set forth in Section 8(a). In the event of a liquidation of the Company, this Agreement shall terminate and the Company shall have no further obligation to Executive except as set forth herein.





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                 (g)      Payment Limitation.  Notwithstanding anything to the
contrary in this Agreement which is treated as a Parachute Payment, the total compensation paid to Executive pursuant to this Agreement, together with any other payment or the value of any benefit received or to be received by the Executive which is treated as a Parachute Payment shall not exceed 2.99 times the Executive's Base Amount. In the event a reduction of the payments set forth in this Agreement is required pursuant to this Section, the Executive may select the compensation which will be reduced in order to fall within the 2.99 times Base Amount limitation.

                 (h) Source of Payments. All payments provided in Section 10 shall be paid in cash from the general funds of the Company, and no special or separate fund need be established and no other segregation of assets need be made to assure payment. Executive shall have no right, title, or interest whatever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder.

                 (i) Sole Remedy. The receipt of the amounts described in this Section 10 shall constitute the Executive's sole remedy for breach of this Agreement against the Company, its Affiliates, and their respective officers, directors, shareholders, employees and agents.

         11.     Confidential Information.

                 During the Term of this Agreement and thereafter, Executive shall not, to the detriment of the Company or its





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Affiliates, disclose or reveal to any unauthorized person any confidential information relating to the Company or its' Affiliates, or to any of the businesses operated by them, and Executive confirms that such information constitutes the exclusive property of the Company and its Affiliates.

         12.     Federal Income Tax Withholding.

                 The Company may withhold from any compensation or benefits payable under this Agreement, including amounts payable under Section 10, all federal, state, city or other taxes or deductions as shall be required pursuant to any law, governmental regulation or ruling.

         13.     Effect of Prior Agreements.

                 This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior or contemporaneous agreements, representations or understandings, whether oral or written, express or implied, between the Company, its Affiliates, and Executive with respect to Executive's employment by the Company. The parties do not intend for this Agreement to supersede or invalidate the terms of any written employee benefit or welfare plans with the Company covering Executive, unless necessary to carry out the purposes of this Agreement.

         14.     Arbitration.

                 Any controversy between the parties hereto, including the construction, application or breach of any of the terms, covenants or conditions of this Agreement, and all claims





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relating to or arising from Executive's employment or termination, including all statutory claims (including but not limited to all statutes dealing with employment discrimination), shall on timely written request of one party served upon the other, be submitted to confidential arbitration and be governed by the California Arbitration Act as set forth in the California Code of Civil Procedure (presently Sections 1280 et seq.). The parties agree that any written request for arbitration must be made within twelve months after the initiating party first learned or should have learned in the exercise of reasonable diligence of the essential facts upon which the claim is based, or first suffered any harm, or first learned or should have learned in the exercise of reasonable diligence of the breach of this Agreement, whichever is earlier. Any claim not raised within such time limitation shall be waived and forever barred. The arbitration shall take place in the City of San Diego, California. The parties may agree upon one arbitrator, but in the event they cannot agree the arbitrator shall be a retired judge designated by the then Presiding Judge of the San Diego Superior Court. Arbitration shall be the exclusive remedy of Executive and the Company and the award of the arbitrator shall be final and binding upon the parties.

         15.     General Provisions.

                 (a) Nonassignability. Neither this Agreement nor any right or interest hereunder shall be assignable by Executive or Executive's beneficiaries or legal representatives without the





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Company's prior written consent, provided, however, that nothing in this
Section 15(a) shall preclude (i) Executive from designating a beneficiary to receive any benefits payable hereunder upon his or her death, or (ii) the executors, administrators, or other legal representatives of Executive or his or her estate from assigning any rights hereunder to the person or persons entitled thereto.

                 (b) Assumption. The Company shall require any successor in interest (whether direct or indirect or as a result of purchase, merger, consolidation, Change in Control or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

                 (c) No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process of assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

                 (d) Effect of Termination of Agreement. Notwithstanding any Termination of this Agreement and Executive's employment in accordance with the provisions hereof, such Termination shall not be construed to relieve any party of the obligation to pay





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any sums which are accrued and owing under this Agreement but unpaid as of the date of such Termination, or to affect benefits which have become vested either pursuant to the terms hereof or to the plan under which such benefits have been granted.

                 (e) Binding Agreement. This Agreement shall be binding upon, and inure to the benefit of, Executive, the Company and its Affiliates, and their respective heirs, successors and assigns. Each party acknowledges that no representations, inducements, promises, or agreements have been made by any party, or anyone acting on behalf of any party, which are not embodied herein and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party except as provided herein.

                 (f) Amendment or Augmentation of Agreement. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto. Unless expressly agreed to in writing by the parties hereto, no additional rights or compensation, even if given or accepted, shall be deemed to modify or otherwise affect the express terms and conditions of this Agreement.

                 (g) Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each





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waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

                 (h) Severability. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision together with all other provisions of this Agreement shall, to the full extent consistent with law, continue in full force and effect.

                 (i) Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or if mailed by United States certified or registered mail, prepaid, to the parties or their permitted assignees at the following addresses (or at such other address as shall be given in writing by either party to the other):

                          To:     Beeba's Creations, Inc.
                                  9220 Activity Road
                                  San Diego, California  92126
                                  Attention:  President

                          To:     Executive at the last known
                                  address contained in the personnel
                                  records of the Company





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                 (j)      Headings.  The headings of paragraphs herein are
included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

                 (k) Governing Law. This Agreement has been executed and delivered in the State of California, and its validity, interpretation, performance, and enforcement shall be governed by the laws of said State.

                 (l) Advice of Counsel. Executive has been encouraged to consult with legal counsel of his or her choosing concerning the terms of this Agreement prior to executing this Agreement. Any failure by Executive to consult with competent counsel prior to executing this Agreement shall not be a basis for rescinding or otherwise avoiding the binding effect of this Agreement. The parties acknowledge that they are entering into this Agreement freely and voluntarily, with full understanding of the terms of the Agreement. Interpretation of the terms of this Agreement shall not be construed for or against either party on the basis of the identity of the party who drafted the provision in question.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized representative, and Executive





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has signed this Agreement, all as of the day and month first above written.




 BEEBA'S CREATIONS, INC.                      EXECUTIVE




                                                     ARJUN C. WANEY
 By:        L. A. HENDERSON                   ------------------------------
      --------------------------                     Arjun C. Waney

 Its:  Director
      --------------------------






 By:     EUGENE B. PRICE II
    ---------------------------

 Its:  Director
     --------------------------




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